Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER 2022 SALES & EARNINGS

Eau Claire, Wisconsin (July 29, 2022) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Both sales and earnings for this year’s second quarter dropped from those recorded in 2021. Overall, sales were down $9.98 million or 11.5%. The $1.6 million (7.1%) improvement in Housewares/Small Appliance segment shipments from the second quarter 2021 was more than offset by a drop in the Defense segment’s comparative sales of $11.7 million (18.3%). As in the first quarter, Defense sales reflected reduced shipments from backlog in part due to supply chain issues. Although the supply chain issues also continued for the Houswares/Small Appliance segment during the quarter, inventory positions were far healthier than the prior year’s quarter, enabling the segment to fill most orders at higher price points. Safety segment sales were once again nominal. Net earnings decreased $2.6 million or 28.1%. Like first quarter, operating earnings largely followed sales. As a result of the above referenced comparative sales decline, a less favorable mix and reduced efficiencies stemming largely from labor shortages and other supply chain issues, the Defense segment’s operating earnings were down $5.5 million or 39.1% from second quarter 2021. In contrast to last year’s second quarter loss, the Housewares/Small Appliance segment realized a nominal operating profit in part due to the sales increase and in part due to some welcome reductions in ocean freight costs, which nonetheless continued at costs that significantly exceeded historical levels. The Safety segment once again reported a loss.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses.

	THREE MONTHS ENDED
	July 3, 2022	July 4, 2021
Net Sales	$77,138,000	$87, 118,000
Net Earnings	$6,684,000	$9,292,000
Net Earnings Per Share	$.94	$1.32
Weighted Shares Outstanding	7,081,000	7,060,000

	SIX MONTHS ENDED
	July 3, 2022	July 4, 2021
Net Sales	$137,892,000	$168,145,000
Net Earnings	$9,599,000	$18,285,000
Net Earnings Per Share	$1.36	$2.59
Weighted Shares Outstanding	7,077,000	7,057,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.